UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2009

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32563 (Commission File Number)	23-2956944 (IRS Employer Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2009, Orchids Paper Products Company (the “Company”) entered into an employment agreement with Keith R. Schroeder whereby Mr. Schroeder will continue to serve as the Chief Financial Officer of the Company. Mr. Schroeder has been the Chief Financial Officer of the Company since January 2002.

Under the terms of the employment agreement, the Company agreed to pay Mr. Schroeder an annual base salary initially set at $190,025, subject to annual adjustments at the discretion of the Company. Mr. Schroeder will also receive a bonus targeted at 60% of his annual salary. Subject to and in accordance with applicable eligibility requirements, Mr. Schroeder is also entitled to participate in benefits programs available to the Company’s other employees.

The employment agreement includes noncompetition and nonsolicitation provisions that apply to Mr. Schroeder during his employment and for a period of two years thereafter, and includes a customary nondisclosure provision. The term of the employment agreement begins on March 1, 2009 and continues to December 31, 2011, and is automatically renewed for one-year terms thereafter unless terminated by either party upon 60 days notice prior to the end of the then-current term. Mr. Schroeder is entitled to a severance payment of one year’s salary if the Company terminates him without cause or if he terminates his employment for good reason, and no severance payment if the Company terminates him for cause or if he terminates his employment other than for good reason. If the Company terminates Mr. Schroeder without cause or if he terminates his employment for good reason within the 12 months following a change of control, he is entitled to a severance payment of two year’s salary.

A copy of the employment agreement is attached as Exhibit 10.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: March 2, 2009	By:	/s/ Robert Snyder
Robert Snyder President and Chief Executive Officer

Exhibit Index

Exhibit	Description

10.1	Executive Employment Agreement, dated February 27, 2009, between Keith R. Schroeder and the Company.